As filed with the Securities and Exchange Commission on July 10, 2024

Registration No. 333-208736

Registration No. 333-218554

Registration No. 333-237228

Registration No. 333-238158

Registration No. 333-266646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208736

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218554

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237228

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238158

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266646

UNDER THE SECURITIES ACT OF 1933

OVERSEAS SHIPHOLDING GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-2637623
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Two Harbour Place

302 Knights Run Avenue, Suite 1200

Tampa, Florida 33602

(Address of Principal Executive Office)

Overseas Shipholding Group, Inc. 2019 Incentive Compensation Plan for Management

Overseas Shipholding Group, Inc. Management Incentive Compensation Plan

Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan

Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan, as Amended and Restated

(Full title of plans)

Susan M. Allan

Vice President, General Counsel and Corporate Secretary

Overseas Shipholding Group, Inc.

Two Harbor Place

302 Knights Run Avenue, Suite 1200

Tampa, Florida 33602

(813) 209-0600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Ryan Messier

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Overseas Shipholding Group, Inc. (“OSG” or the “Registrant”):

●	Registration Statement on Form S-8 (File No. 333-208736), registering 40,000,000 shares of Class A common stock of OSG, par value $0.01 per share (the “Class A Common Stock”), with 37,000,000 shares of Class A Common Stock registered for grants under the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan and 3,000,000 shares of Class A Common Stock registered for grants under the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan, filed with the SEC on December 23, 2015;

●	Registration Statement on Form S-8 (File No. 333-218554), registering 1,500,000 shares of Class A Common Stock to be issued under the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan, as amended and restated (the “Restated Director Plan”), filed with the SEC on June 7, 2017;

●	Registration Statement on Form S-8 (File No. 333-237228), registering 4,000,000 shares of Class A Common Stock to be issued under the Overseas Shipholding Group, Inc. 2019 Incentive Compensation Plan for Management (the “2019 Plan”), filed with the SEC on March 17, 2020;

●	Registration Statement on Form S-8 (File No. 333-238158), registering 1,500,000 additional shares of Class A Common Stock to be issued under the Restated Director Plan, filed with the SEC on May 11, 2020; and

●	Registration Statement on Form S-8 (File No. 333-266646), registering 5,000,000 additional shares of Class A Common Stock to be issued under the 2019 Plan, filed with the SEC on August 8, 2022.

On July 10, 2024, pursuant to that certain Agreement and Plan of Merger, dated as of May 19, 2024 (the “Merger Agreement”), by and among OSG, Saltchuk Resources, Inc., a Washington corporation (“Parent”), and Seahawk MergeCo., Inc., a Delaware corporation and wholly owned subsidiary Parent (“Merger Sub”), Merger Sub merged with and into OSG, with OSG surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, OSG has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by OSG in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, OSG hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on July 10, 2024.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Samuel H. Norton
Name:	Samuel H. Norton
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.